Exhibit 99.1

AssetMark Acquires OBS Financial

$2B+ TAMP providing DFA solutions to join innovative wealth management platform designed to help advisors scale and deliver value to clients

CONCORD, CA — September 30, 2019 — AssetMark Financial Holdings, Inc., announced today that it has reached an agreement, through its subsidiary AssetMark Financial, with Canandaigua National Corporation to acquire OBS Financial, an established turnkey asset management platform delivering academically constructed, structured investment strategies to independent advisors, bank Trust officers and their clients, in an all-cash transaction. The transaction is expected to close in early 2020, subject to customary closing conditions.

“AssetMark is dedicated to making a difference in the lives of advisors and their clients. This transaction helps us share the value of the AssetMark platform with advisors and bank Trust officers so they can build a better future for their clients, while also building a more successful business for themselves,” said Charles Goldman, President and CEO of AssetMark.

“This acquisition will help us expand our base of independent advisors and our presence in the bank Trust market. I am excited to welcome OBS’ 300+ financial advisors and 21 banks that serve 6,500 investors to the AssetMark platform,” said Michael Kim, Chief Client Officer of AssetMark.

“This transaction will allow us to give our clients broad access to AssetMark’s compelling and curated platform while providing continuity and support of the OBS investment portfolios, accelerating our ability to deliver the comprehensive capabilities to advisors and bank Trust officers who require and deserve these enhanced capabilities,” said John Henry, President and CEO of OBS. “The OBS team is looking forward to working closely with AssetMark to integrate our platforms and provide a market‐leading foundation that is proven to help advisors and Trust officers grow and prosper.”

Following the close, OBS will be integrated, where appropriate, into AssetMark’s systems and infrastructure. Advisors and bank Trust officers will have access to AssetMark’s technology platform that integrates streamlined processes with robust planning and analytics tools to help them scale and share insights with clients. It also combines personalized service and investment management solutions that include well‐known and custom high‐net-worth solutions.

With over 20 years of experience, AssetMark has a long history of helping advisors succeed; and offers dedicated thought leadership and practice management tools and resources to help them realize untapped opportunities and equip them for success. Through AssetMark’s Advisor Benefits Program, advisors receive one‐on‐one business consulting support, specialized services, and invitations to exclusive meetings and events. Plus, AssetMark’s service teams are segmented to provide the highest levels of service and support in the industry, including expert hands‐on guidance, operational support and overall efficiency.

ECHELON Partners served as the exclusive financial advisor to OBS and Canandaigua in this transaction.

About AssetMark Financial Holdings, Inc.

AssetMark Financial Holdings, Inc. (NYSE: AMK) is a leading provider of extensive wealth management and technology solutions that power independent financial advisers and their clients. AssetMark, Inc., an investment adviser registered with the Securities and Exchange Commission, operates a platform that comprises fully integrated technology, personalized and scalable service and curated investment solutions designed to make a difference in the lives of advisers and their clients. AssetMark has $56.1 billion in platform assets as of June 30, 2019 and a history of innovation spanning more than 20 years.

About OBS Financial

OBS is an SEC registered investment advisor with the Securities and Exchange Commission. They provide investment and operations outsourcing services to financial institutions and advisors around the country. Their clients include bank Trust departments, retail broker-dealer advisors, independent financial advisors, and retirement plan professionals. OBS offers an array of fee-based portfolios and platforms intended to help advisors, Trust offices and their clients.

About Canandaigua National Corporation

Canandaigua National Corporation and its subsidiaries provide a full range of financial services, including commercial and personal banking, mortgage, trust, estate, investment, and insurance services to individuals, businesses, corporations, and municipalities.

Contacts

Investors:

Taylor J. Hamilton, CFA

Head of Investor Relations

ir@assetmark.com

Media:
Lexy Siegel

Group Gordon
lsiegel@groupgordon.com

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SOURCE: AssetMark, Inc.